                                                                  EXHIBIT (d)(2)


                        AMENDMENT TO MANAGEMENT AGREEMENT

      This Amendment (the "Amendment") to the Management Agreement, dated August 1, 2000 (the "Management Agreement"), by and between CALAMOS ASSET MANAGEMENT, INC., a corporation organized under the laws of the State of Illinois and having its principal office and place of business in Naperville, Illinois (the "Manager"), and CALAMOS INVESTMENT TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts, having its principal office and place of business in Naperville, Illinois (the "Trust"), is effective as of the 1st day of August 2004.

      WHEREAS, the Trust and the Manager have agreed to modify the advisory fee schedule for the Growth Fund set forth in the Management Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and the Manager agree as follows:

      1. The advisory fee schedule for the Growth Fund located under Section 4(a) of the Management Agreement shall be amended and restated in its entirety to read as follows:

      GROWTH FUND

          Monthly Average Net Assets                      Monthly Fee Rate
          --------------------------                      ----------------
Up to and including $500 million                            1/12 of 1.00%

Above $500 million up to and including $1 billion           1/12 of 0.90%

Above $1 billion up to and including $6 billion             1/12 of 0.80%

Above $6 billion up to and including $11 billion            1/12 of 0.78%

Above $11 billion up to and including $16 billion           1/12 of 0.76%

Above $16 billion up to and including $21 billion           1/12 of 0.74%

Above $21 billion up to and including $26 billion           1/12 of 0.72%

Above $26 billion                                           1/12 of 0.70%

      2. Except as specifically superseded or modified herein, the terms and provisions of the Management Agreement shall continue to apply with full force and effect.

      IN WITNESS WHEREOF, this Amendment has been executed for the Manager and the Trust by their duly authorized officers as of the date first set forth above.

                                              CALAMOS ASSET MANAGEMENT, INC.


                                              By: /s/ Patrick H. Dudasik
                                                  ------------------------------
                                                  Patrick H. Dudasik,
                                                  Executive Vice President



Attest: /s/ James S. Hamman, Jr.
        -------------------------------
        James S. Hamman, Jr., Secretary


                                              CALAMOS INVESTMENT TRUST



                                              By: /s/ Patrick H. Dudasik
                                                  ------------------------------
                                                  Patrick H. Dudasik,
                                                  Vice President



Attest: /s/ James S. Hamman, Jr.
        -------------------------------
        James S. Hamman, Jr., Secretary